FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
October 10, 2005                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                      FX Energy Begins Drilling Lugi-1 Well

Salt Lake City, October 10, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced that the Lugi-1 well in the Company's Fences I project area in western Poland has started drilling. The well is planned to test a "pinchout" type stratigraphic target in a Rotliegend sandstone at a depth of approximately 2,700 meters (9,000 feet). The Lugi-1 well is located approximately 8 kilometers from the Rusocin-1 discovery well that was drilled and completed earlier this year. The Polish Oil and Gas Company (POGC) is the operator of the well and owns 51%; FX Energy owns a 49% interest.

The Company also reported:

o The Sroda-5 well that began drilling on September 12, 2005, is at a depth of approximately 2,000 meters (6,600 feet). The well is expected to test a Rotliegend sandstone target at a depth of approximately 3,600 meters (11,800 feet).

o Seismic acquisition under a 400 km seismic acquisition program with POGC in the Fences I and II project areas is continuing. The seismic program will establish drillsites on Rotliegend structures for drilling under the Company's current planned operations in 2006, and will also cover additional potential targets in the Fences I "pinchout" play where the Lugi-1 well is now drilling.

About FX Energy
---------------

FX Energy, Inc., is a successful, technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.